                                                                    Exhibit 99.1

           [LETTERHEAD OF NITINOL MEDICAL TECHNOLOGIES APPEARS HERE]

AT THE COMPANY:          AT THE FINANCIAL RELATIONS BOARD
---------------          --------------------------------
Thomas M. Tully          General Info:  Paula Schwartz (212)661-8030
President & CEO          Analyst Info:  Kathy Brunson  (312)266-7800
(617)737-0930                           Brian Gill     (212)661-8030
                         Media Info:    Deanne Eagle   (212)661-8030

FOR IMMEDIATE RELEASE
---------------------
July 8, 1998

           NITINOL MEDICAL TECHNOLOGIES CLOSES ACQUISITION OF ELEKTA
           ---------------------------------------------------------
                   NEUROSURGICAL INSTRUMENTS FOR $33 MILLION
                   -----------------------------------------

BOSTON, MA, JULY 8, 1998 -- Nitinol Medical Technologies, Inc. (Nasdaq/NMS:NMTI) today announced the closing of its acquisition of Elekta Neurosurgical Instruments (ENI) from Elekta AB of Sweden for $33 million.

The acquisition will operate as a division of Nitinol Medical under the name NMT Neurosciences and will be managed by David C. Chazanovitz, formerly President of the Septal Repair Division of Nitinol Medical. Sales of the division are derived from a broad range of specialty implants and instruments for neurosurgery, including cerebral spinal fluid (CSF) shunts, the Selector(R) Ultrasonic Aspirator, Ruggles/TM/ Surgical Instruments, the Spetzler/TM/ Titanium Aneurysm Clip, and endoscopes and instrumentation for minimally invasive neurosurgery. NMT Neurosciences has a leadership position in each of these product categories. Sales of this division for the fiscal year ended April 30, 1998 were $38.0 million worldwide. NMT Neurosciences employs 267 people at locations primarily in the United Kingdom, France, and Atlanta, Georgia. On a pro forma combined basis for the calendar year 1997, including NMT Neurosciences, Nitinol Medical would have had revenues of nearly $50 million.

Commenting on the acquisition, Thomas M. Tully, President and CEO of Nitinol Medical Technologies, said, "NMT Neurosciences represents a profitable, growing, fully integrated global business platform which we plan to further build through additional acquisitions, licensing agreements and internal product developments. With 38 sales and marketing employees around the world, and a high-quality product line, we believe that we will have the most intensive focus on the neurosurgeon of any company. Additionally, the important new technology platforms and

Nitinol Medical Technologies Closes
Acquisition of Elekta Neurosurgical Instruments for $33 Million page 2 manufacturing capabilities we are acquiring will significantly broaden our product development opportunities.

"This acquisition advances Nitinol Medical to the next level of medical device companies, and expands our offering of minimally invasive products. With the significant increase in revenues and diversification of our product line accomplished by this acquisition, we believe we are better positioned for continued significant growth in revenue and profits."

The transaction was financed with $13 million of the Company's cash and $20 million of subordinated debt from an affiliate of JH Whitney & Co., a significant stockholder of the Company. The subordinated debt is due September 30, 2003, with interest payable quarterly at 10.101% per annum. A total of 675,000 shares of common stock were issued to JH Whitney & Co. and its affiliates in connection with the transaction.

Nitinol Medical Technologies, Inc. designs, develops, and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's patented medical devices include self-expanding stents, vena cava filters and septal repair devices. Elekta AB is a leading international supplier of advanced medical technology for treatment of neurological disorders and radiation of cancer.


  To receive Nitinol's latest news release and other corporate documents via
   FAX--at no cost--please dial 1-800-PRO-INFO. Enter Nitinol's ticker-NMTI.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. Achieving the anticipated benefits of the merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings, coordination of their sales and marketing organizations, and the research and development efforts. There can be no assurance that integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically-separated organizations. The integration of certain operations following the merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the respective companies. The inability of management to successfully integrate the operations of the two companies could have an adverse affect on the business and results of operations of the combined companies. In addition, there can be no assurance that present and potential customers of Elekta and Nitinol will continue their current buying patterns and any significant delay or reduction in orders could have an adverse affect on the results of operations. Further information on factors that could affect the combined company's results are included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and from time to time in Nitinol's other filings with the Securities and Exchange Commission.